EXHIBIT 10.2

EMPLOYMENT AGREEMENT
November 13, 2007

This Employment Agreement, effective as of November 13, 2007, is by and between MENTOR Corporation ("COMPANY"), with its executive offices at 201 Mentor Drive, Santa Barbara, California 93111, and Michael O'Neill ("EMPLOYEE").

RECITALS

COMPANY is in the business of manufacturing, distributing and selling medical devices and related products. EMPLOYEE has experience in this business and possesses valuable skills and experience, which will be used in advancing COMPANY's interests. EMPLOYEE is willing to be engaged by COMPANY and COMPANY is willing to engage EMPLOYEE in an executive capacity responsible for all Finance functions of COMPANY, upon the terms and conditions set forth in this Agreement.

AGREEMENT

EMPLOYEE and COMPANY, intending to be legally bound, agree as follows:

1.             SERVICES

1.1          General Services.

1.1.1 COMPANY shall employ EMPLOYEE as Chief Financial Officer (CFO). EMPLOYEE shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors of the COMPANY (the "Board") shall designate that are consistent with the EMPLOYEE's position as CHIEF FINANCIAL OFFICER of the COMPANY.  To the extent that they do not materially reduce the scope of the responsibilities described above, EMPLOYEE's duties may change from time to time on reasonable notice, based on the needs of COMPANY and EMPLOYEE's skills as determined by COMPANY.  These duties shall hereinafter be referred to as "Services."  EMPLOYEE shall report directly to the President/CEO of the COMPANY or, from time to time, to a designee of the President/CEO, provided that (i) EMPLOYEE's Services, as described above, remain materially unchanged and (ii) the changed reporting structure is consistent with reporting and organizational structures that exist from time to time in similarly sized companies

1.1.2   In the event that EMPLOYEE shall from time to time serve COMPANY as a director or shall serve in any other office during the term of this Agreement; EMPLOYEE shall serve in such capacities without further compensation.

1.1.3.  EMPLOYEE shall devote his entire working time, attention, and energies to the business of COMPANY, and shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board of Directors of COMPANY.  This shall not be construed as preventing EMPLOYEE from investing his assets in a form or manner that does not require any services on the part of EMPLOYEE in the operation or affairs of the entities in which such investments are made, or from engaging in such civic, charitable, religious, or political activities that do not interfere with the performance of EMPLOYEE's duties hereunder.

1.2          Best Abilities.  EMPLOYEE shall serve COMPANY faithfully and to the best of EMPLOYEE's ability.  EMPLOYEE shall use EMPLOYEE's best abilities to perform the Services.  EMPLOYEE shall act at all times according to what EMPLOYEE reasonably believes is in the best interests of COMPANY.

1.3          Corporate Authority.   EMPLOYEE, as an executive officer, shall comply with all laws and regulations applicable to EMPLOYEE as a result of this Agreement, including, but not limited to, the Securities Act of 1933 and Securities Act of 1934. Prior to the execution of this Agreement, EMPLOYEE has received and reviewed COMPANY's Policies and Procedures and COMPANY's Employee Handbook.  EMPLOYEE shall comply with COMPANY's Policies and Procedures, and practices now in effect or as later amended or adopted by COMPANY, as required of similarly-situated executives of COMPANY.

2.            TERM

This Agreement shall commence upon the execution of this Agreement (the "Effective Date") and shall have an initial term of three (3) years unless terminated as provided in Section 4 of this Agreement.  On the third anniversary of the Effective Date, this Agreement automatically will renew for an additional three-year term, unless either party provides the other party with written notice of non-renewal at least 120 days prior to the date of the automatic renewal. In the event that the COMPANY provides written notice of non-renewal to the EMPLOYEE as provided in the preceding sentence, then EMPLOYEE shall be entitled to the payments described in Section 4.2.5 below as of the date of the expiration of this Agreement.

3.            COMPENSATION AND BENEFITS

3.1  Compensation.  EMPLOYEE's total compensation consists of base salary, bonus potential, stock options, and medical and other benefits generally provided to employees of COMPANY.  Any compensation paid to EMPLOYEE shall be pursuant to COMPANY's policies and practices for exempt employees and shall be subject to all applicable laws and requirements regarding the withholding of federal, state and/or local taxes.  Compensation provided in this Agreement is full payment for Services and EMPLOYEE shall receive no additional compensation for extraordinary services unless otherwise authorized.  EMPLOYEE's entire compensation package will be reviewed annually by the Compensation Committee of the Board of Directors, a practice which is consistent with COMPANY's Executive Compensation Program.

3.1.1       Base Compensation.  COMPANY agrees to pay EMPLOYEE an annualized base salary of THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS AND NO CENTS ($375,000) less applicable withholdings, payable in equal installments no less frequently than semi-monthly.

3.1.2       Cash Incentive Bonus.  EMPLOYEE shall be eligible to participate in the COMPANY's Incentive Bonus Plans, as in effect from time to time, for an annual or more frequent cash incentive bonus, subject to applicable withholdings, of SEVENTY-FIVE (75%) Percent of EMPLOYEE's annual base salary, for achievement of target-level performance, and a maximum bonus of not less than NINETY-NINE (99%) Percent of EMPLOYEE's base salary for achievement of extraordinary performance thereunder, and subject to approval by COMPANY's Compensation Committee of the Board. Any cash incentive bonus shall accrue and become payable to EMPLOYEE only if EMPLOYEE is employed with COMPANY on the last day of the fiscal year for which the cash incentive bonus is calculated.

3.1.3       Stock Options. Based upon satisfactory performance, under the Plan, COMPANY expects that EMPLOYEE will qualify for grants of options to acquire common stock of COMPANY subject to determination by the Board of Directors, of an amount which is consistent with COMPANY's Executive Compensation Program.  Any such grants shall also be subject to performance considerations as well as the determination of the Board of Directors.

3.2   Business Expenses.  COMPANY shall reimburse EMPLOYEE for business expenses reasonably incurred in performing Services according to COMPANY's Expense Reimbursement Policy.

3.3   Additional Benefits.  COMPANY shall provide EMPLOYEE those additional benefits normally granted by COMPANY to its employees subject to eligibility requirements applicable to each benefit.  COMPANY has no obligation to provide any other benefits unless provided for in this Agreement. Currently COMPANY provides major medical, dental, life, salary continuation, long term disability benefits and eligibility to participate in COMPANY's 401(k) plan.

3.4   Vacation.  EMPLOYEE shall accrue vacation equal to TWENTY (20) days per year, at the rate of approximately 1.67 days per month.  The time or times for such vacation shall be selected by EMPLOYEE and approved by the President and Chief Executive Officer of COMPANY.

4.            TERMINATION

4.1   Circumstances Of Termination.  This Agreement and the employment relationship between COMPANY and EMPLOYEE may be terminated as follows:

4.1.1       Death.  This Agreement shall terminate upon EMPLOYEE's death, effective as of the date of EMPLOYEE's death.

4.1.2       Disability.  COMPANY may, at its option, either suspend compensation payments or terminate this Agreement due to EMPLOYEE's Disability if EMPLOYEE is incapable, even with reasonable accommodation by COMPANY, of performing the Services because of accident, injury, or physical or mental illness for ONE HUNDRED EIGHTY (180) consecutive days, or is unable or shall have failed to perform the Services for a total period of ONE HUNDRED EIGHTY (180) within a TWELVE (12) month period, regardless of whether such days are consecutive.  If COMPANY suspends compensation payments because of EMPLOYEE's Disability, COMPANY shall resume compensation payments when EMPLOYEE resumes performance of the Services.  If COMPANY elects to terminate this Agreement due to EMPLOYEE's Disability, it must first give EMPLOYEE TEN (10) WORKING days advance written notice.

4.1.3       Discontinuance Of Business.  If COMPANY discontinues operating its business, this Agreement shall terminate as of the last day of the month on which COMPANY ceases its entire operations with the same effect as if that last date were originally established as termination date of this Agreement.

4.1.4       For Cause.  COMPANY may terminate this Agreement without advance notice for Cause.  For the purpose of this Agreement, "Cause" shall mean any failure to comply in any material respect with this Agreement or any Agreement incorporated herein; personal or professional misconduct by EMPLOYEE (including, but not limited to, criminal activity or gross or willful neglect of duty); breach of EMPLOYEE's fiduciary duty to the COMPANY; conduct which threatens public health or safety, or threatens to do immediate or substantial harm to COMPANY's business or reputation; [or any other misconduct, deficiency, failure of performance, breach or default, reasonably capable of being remedied or corrected by EMPLOYEE. To the extent that a breach pursuant to this Section 4.1.4 is curable by EMPLOYEE] without harm to COMPANY and/or it's reputation, COMPANY shall, instead of immediately terminating EMPLOYEE pursuant to this Agreement, provide EMPLOYEE with notice of such breach, specifying the actions required to cure such breach, and EMPLOYEE shall have ten (10) days to cure such breach by performing the actions so specified.  If EMPLOYEE fails to cure such breach within the ten (10) day period COMPANY may terminate this Agreement without further notice.  COMPANY's exercise of its right to terminate under this section shall be without prejudice to any other remedy to which COMPANY may be entitled at law, in equity, or under this Agreement.

4.1.5.      Resignation by EMPLOYEE for Good Reason.  This Agreement and employment relationship is terminable by either party, with or without cause, including but not limited to resignation by EMPLOYEE for Good Reason, at any time upon THIRTY (30) days' advance written notice to the other party.  For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without EMPLOYEE's express written consent: (i) a significant reduction of EMPLOYEE's material duties, authorities or responsibilities as provided in this Agreement; provided however, except in the Change of Control context, EMPLOYEE's reporting structure may be realigned at any time, as described in Section 1.1.1, without triggering this definition of Good Reason; (ii) a reduction in Base Compensation or Cash Incentive Bonus other than a one-time reduction of not more than 10% that also is applied to substantially all other senior executives at the COMPANY; (iii) a material reduction in EMPLOYEE's benefits as compared to the benefits in effect on the Effective Date; (iv) EMPLOYEE must perform a significant portion of his duties at a location other than COMPANY headquarters; or (v) COMPANY headquarters are relocated more than 50 miles from the current location in Santa Barbara, California.

4.1.6.      Change of Control.  If employment is terminated within TWELVE (12) months after the occurrence of any of the events described as a Change of Control under the provisions of the Long-Term Incentive Plan as then defined at the time of such Change of Control,  EMPLOYEE shall be entitled to severance compensation pursuant to Section 4.2.6 (i),(ii),(iii),(iv) and (v).

4.2   EMPLOYEE's Rights Upon Termination

4.2.1       Death.  Upon termination of this Agreement because of death of EMPLOYEE pursuant to Section 4.1.1 above, COMPANY shall have no further obligation to EMPLOYEE under the Agreement except to distribute to EMPLOYEE's estate or designated beneficiary any unpaid compensation and reimbursable expenses, less applicable withholdings, owed to EMPLOYEE prior to the date of EMPLOYEE's death.

4.2.2       Disability.  Upon termination of this Agreement because of Disability of EMPLOYEE pursuant to Sections 4.1.2 above, COMPANY shall have no further obligation to EMPLOYEE under the Agreement except to distribute to EMPLOYEE's estate or designated beneficiary any unpaid compensation and reimbursable expenses, less applicable withholdings, owed to EMPLOYEE prior to the date of EMPLOYEE's termination due to Disability.

4.2.3       Discontinuance Of Business.  Upon termination of this Agreement because of discontinuation of COMPANY's business pursuant to Section 4.1.3, COMPANY shall have no further obligation to EMPLOYEE under the Agreement except to distribute to EMPLOYEE any unpaid compensation and reimbursable expenses, less applicable withholdings, owed to EMPLOYEE prior to the date of termination of this Agreement.

4.2.4       Voluntary Termination without Good Reason; Termination With Cause.  Upon voluntary termination of EMPLOYEE's employment by EMPLOYEE without Good Reason or termination of EMPLOYEE's employment for Cause pursuant to Section 4.1.4, COMPANY  shall have no further obligation to EMPLOYEE under this Agreement except to distribute to EMPLOYEE:

i.  Any compensation and reimbursable expenses owed to EMPLOYEE by COMPANY through the termination date, less applicable withholdings; and

ii. Severance compensation as provided for in COMPANY's Severance Policy, if any, less applicable withholdings.

4.2.5       Termination Without Cause; Resignation for Good Reason; Non-renewal of Agreement by COMPANY.  Upon termination of EMPLOYEE's employment by COMPANY without Cause pursuant to Section 4.1.4, or if EMPLOYEE terminates this Agreement at any time for Good Reason, or if Company does not renew the term of the Agreement as provided in Section 2 above, then COMPANY shall have no further obligation to EMPLOYEE under this Agreement except to distribute to EMPLOYEE:

i.  Any compensation then due EMPLOYEE in accordance with Section 3.1.1 , and reimbursable expenses owed by COMPANY to EMPLOYEE through the termination date, less applicable withholdings; and

ii. Reimbursement of full COBRA premium for TWENTY-FOUR (24) months following termination.  Should EMPLOYEE discontinue COBRA coverage or elect alternative coverage, a cash payment will not be provided in lieu of payment of premium;

iii. A pro-rated share of the Cash Incentive Bonus that would be due to EMPLOYEE if EMPLOYEE had remained employed with COMPANY through the last day of the fiscal year for which the cash incentive bonus is calculated, less applicable withholdings and/or any other applicable bonus or compensation program as approved by the Board of Directors; and

iv. Severance compensation totaling TWENTY-FOUR (24) months base pay, determined at EMPLOYEE's then-current rate of base pay; however, EMPLOYEE may elect to accept a lesser amount of severance than stipulated if EMPLOYEE deems it beneficial to him/her in light of various income and excise tax considerations. In consideration for this severance compensation, EMPLOYEE, on behalf of himself, his agents, heirs, executors, administrators, and assigns, expressly releases and forever discharges COMPANY and its successors and assigns, and all of its respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint ventures, and each of them, from any and all claims based upon acts or events that occurred on or before the date on which EMPLOYEE accepts the severance compensation, including any claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. "2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. " 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. " 623, et. seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. " 2101, et. seq., and the California Fair Employment and Housing Act, Cal. Gov't Code " 12940, et seq. EMPLOYEE acknowledges that he is familiar with section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EMPLOYEE expressly acknowledges and agrees that he is releasing all known and unknown claims, and that he is waiving all rights he has or may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect.  EMPLOYEE acknowledges that the benefits he is receiving in exchange for this Release are more than the benefits to which he otherwise would have been entitled, and that such benefits constitute valid and adequate consideration for this Release.  EMPLOYEE further acknowledges that he has read this Release, understands all of its terms, and has consulted with counsel of his choosing before signing this Agreement.

Severance compensation pursuant to this paragraph shall be in lieu of any other severance benefit to which EMPLOYEE would otherwise be entitled, under either any other provision to this Agreement or any COMPANY policies in effect on the date of execution of this Agreement.  During the first six (6) months after termination, EMPLOYEE's severance compensation shall accrue, payable in one lump sum payment, less applicable withholdings, on the seventh month after termination, subject to the Internal Revenue Service guidance providing that the imposition of tax under Internal Revenue Code Section 409A does not apply to such payments.

4.2.6       Termination Due to Change Of Control.   If employment is terminated within TWELVE (12) months AFTER any of the events delineated in Section 4.1.6 of this Agreement ("Change of Control"), COMPANY shall have no further obligation to EMPLOYEE under this Agreement except to distribute to EMPLOYEE:

i. Any compensation then due EMPLOYEE in accordance with Section 3.1.1  and reimbursable expenses owed by COMPANY to EMPLOYEE through the termination date, less applicable withholdings; and

ii. A ONE HUNDRED PERCENT (100%) of the Cash Incentive Bonus that would be due to EMPLOYEE if EMPLOYEE had remained employed with COMPANY through the last day of the fiscal year for which the cash incentive bonus is calculated, less applicable withholdings and/or any other applicable bonus or compensation program as approved by the Board of Directors; and

iii. Any options awarded and pursuant to the Long-Term Incentive Plan applicable to EMPLOYEE's option award(s); and

iv. Reimbursement of full COBRA premium for TWENTY-FOUR (24) months following termination. Should EMPLOYEE discontinue COBRA coverage or elect alternative coverage, a cash payment will not be provided in lieu of payment of premium; and

v.  Severance compensation totaling TWENTY-FOUR (24) months base pay, determined at EMPLOYEE's then-current rate of base pay; however, EMPLOYEE may elect to accept a lesser amount of severance than stipulated if EMPLOYEE deems it beneficial to him/her in light of various income and excise tax considerations. In consideration for this severance compensation, EMPLOYEE, on behalf of himself, his agents, heirs, executors, administrators, and assigns, expressly releases and forever discharges COMPANY and its successors and assigns, and all of its respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint ventures, and each of them, from any and all claims based upon acts or events that occurred on or before the date on which EMPLOYEE accepts the severance compensation, including any claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ''2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. '' 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. ''  623, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. '' 2101, et seq., and the California Fair Employment and Housing Act, Cal. Gov't Code '' 12940, et seq.  EMPLOYEE acknowledges that he is familiar with section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EMPLOYEE expressly acknowledges and agrees that he is releasing all known and unknown claims, and that he is waiving all rights he has or may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect.  EMPLOYEE acknowledges that the benefits he is receiving in exchange for this Release are more than the benefits to which he otherwise would have been entitled, and that such benefits constitute valid and adequate consideration for this Release.  EMPLOYEE further acknowledges that he has read this Release, understands all of its terms, and has consulted with counsel of his choosing before signing this Agreement.

Severance compensation pursuant to this paragraph shall be in lieu of any other severance benefit to which EMPLOYEE would otherwise be entitled, either under any provision to this Agreement or any COMPANY policies in effect on the date of execution of this Agreement.  During the first six (6) months after termination, EMPLOYEE's severance compensation shall accrue, payable in one lump sum payment, less applicable withholdings, on the seventh month after termination, subject to the Internal Revenue Service guidance providing that the imposition of tax under Internal Revenue Code Section 409A does not apply to such payments.

5.            REPRESENTATIONS AND WARRANTIES

5.1  Representations of EMPLOYEE.  EMPLOYEE represents and warrants that EMPLOYEE has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, EMPLOYEE will not violate or interfere with the rights of any other person or entity; and that EMPLOYEE is not subject to any contract, understanding or obligation that will or might prevent, interfere with or impair the performance of this Agreement by EMPLOYEE.  EMPLOYEE shall indemnify and hold COMPANY harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys' fees and court costs) resulting from or arising out of any claim or action based upon EMPLOYEE's entering into this Agreement.

5.2  Representations of COMPANY.  COMPANY represents and warrants that it has all right, power and authority, without the consent of any other person, to execute and deliver, and perform its obligations under, this Agreement.  All corporate and other actions required to be taken by COMPANY to authorize the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly and properly taken.  This Agreement is the lawful, valid and legally binding obligation of COMPANY enforceable in accordance with its terms.

5.3  Materiality of Representations.  The representations, warranties and covenants set forth in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto.

6.           COVENANTS

6.1  Nondisclosure and Invention Assignment.  EMPLOYEE acknowledges that, as a result of performing the Services, EMPLOYEE shall have access to confidential and sensitive information concerning COMPANY's business including, but not limited to, their business operations, sales and marketing data, and manufacturing processes.  EMPLOYEE also acknowledges that in the course of performing the Services, EMPLOYEE may develop new product ideas or inventions as a result of COMPANY's information.  Accordingly, to preserve COMPANY's confidential information and to assure it the full benefit of that information, EMPLOYEE shall, as a condition of employment with COMPANY, execute COMPANY's standard form of Employee Confidentiality Agreement attached hereto as Exhibit A, and execute updated versions of the Employee Confidentiality Agreement as it may be modified from time to time by COMPANY and as may be required of similarly-situated executives of COMPANY.  The Employee Confidentiality Agreement is incorporated herein by this reference.  EMPLOYEE's obligations under the Employee Confidentiality Agreement continue beyond the termination of this Agreement.

6.2  Covenant Not to Compete.  EMPLOYEE agrees that solely in the event of the sale or acquisition of the COMPANY, and to the maximum extent permitted by applicable law, EMPLOYEE shall abide by the following covenant not to compete. The sale or acquisition of the COMPANY shall include the COMPANY's sale of its goodwill, or its sale of all or substantially all of its operating assets, together with the goodwill, or its sale or other disposition of its ownership interest in COMPANY or as otherwise provided in California Business and Professions Code Section 16601.  The covenant not to compete shall exist only in the event that following the termination of this Agreement (and only in the event of the sale or acquisition of the COMPANY), the COMPANY elects, at its sole discretion, to invoke its restrictions. To exercise this covenant not to compete, the COMPANY shall notify EMPLOYEE within ten (10) days of termination of this Agreement of its intention to exercise this option and make an additional payment to EMPLOYEE of TWELVE (12) months' base monthly salary determined at EMPLOYEE's last rate of base monthly salary (and not including any bonus for which the EMPLOYEE may be eligible) with COMPANY.  Pursuant to this covenant not to compete, EMPLOYEE agrees that for a period of one (1) year following the termination date of this Agreement, EMPLOYEE shall not directly or indirectly for EMPLOYEE, or as a member of a partnership, or as an officer, director, stockholder, employee, or representative of any other entity or individual, engage, directly or indirectly, in any business activity which is the same or similar to work engaged in by EMPLOYEE on behalf of COMPANY within the same geographic territory where the COMPANY carries on or conducts business, and which is directly competitive with the business conducted or to EMPLOYEE's knowledge, contemplated by COMPANY at the time of termination of this Agreement, (other than investments in professionally managed funds over which the EMPLOYEE does not have control or discretion in investment decisions and investments in publicly traded companies, so long as EMPLOYEE'S beneficial ownership does not exceed 2% of the public companies outstanding voting stock).  EMPLOYEE may accept employment with an entity competing with COMPANY only if the business of that entity is diversified and EMPLOYEE is employed solely with respect to a separately-managed and separately-operated part of that entity's business that does not compete with COMPANY.  Prior to accepting such employment, EMPLOYEE and the prospective employer entity shall provide COMPANY with written assurances reasonably satisfactory to COMPANY that EMPLOYEE will not render services directly or indirectly to any part of that entity's business that competes with the business of COMPANY.

EMPLOYEE acknowledges that (i) EMPLOYEE is familiar with the foregoing covenant not to compete; (ii) EMPLOYEE is an officer and key member of the management of COMPANY; (iii) EMPLOYEE is a shareholder of the COMPANY , (iv) the goodwill associated with the existing business, customers and assets of COMPANY prior to any sale or acquisition of the COMPANY is an integral component of the value of COMPANY; and (v) EMPLOYEE's agreement as set forth herein is necessary and reasonable with respect to its length of time, scope and geographic coverage, in order to protect the goodwill related to the COMPANY in connection with its sale or acquisition.

6.3  Covenant to Deliver Records.  All memoranda, notes, records and other documents made or compiled by EMPLOYEE, or made available to EMPLOYEE during the term of this Agreement concerning the business of COMPANY, shall be and remain COMPANY's property and shall be delivered to COMPANY upon the termination of this Agreement or at any other time on request.

6.4  Covenant Not To Recruit.  EMPLOYEE shall not, during the term of this Agreement and for a period of one (1) year following termination of this Agreement, directly or indirectly, either on EMPLOYEE's own behalf, or on behalf of any other individual or entity, solicit, interfere with, induce (or attempt to induce) or endeavor to entice away any employee associated with COMPANY to become affiliated with him or any other individual or entity.

7.            CERTAIN RIGHTS OF COMPANY

7.1  Announcement.  COMPANY shall have the right to make public announcements concerning the execution of this Agreement and certain terms thereof.

7.2  Use of Name, Likeness and Biography.  COMPANY shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of EMPLOYEE to advertise, publicize and promote the business of COMPANY and its affiliates through publicizing EMPLOYEE's employment with COMPANY, but not for the purposes of direct endorsement without EMPLOYEE's consent.  An "approved likeness" and "approved biographical material" shall be, respectively, any photograph or other depiction of EMPLOYEE, or any biographical information or life story concerning the professional career of EMPLOYEE approved by EMPLOYEE.

7.3  Right to Insure.  While this Agreement is in effect, COMPANY shall have the right to secure in its own name, or otherwise, and at its own expense, life or accident insurance covering EMPLOYEE, and EMPLOYEE shall have no right, title or interest in and to such insurance.  EMPLOYEE shall assist COMPANY in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be customarily required by the insurance carriers to which application is made for any such insurance.

8.            ASSIGNMENT

Neither party may assign or otherwise dispose of its rights or obligations under this Agreement without the prior written consent of the other party except as provided in this Section.  COMPANY may assign and transfer this Agreement, or its interest in this Agreement, to any affiliate of COMPANY or to any entity that is a party to a merger, reorganization, or consolidation with COMPANY, or to a subsidiary of COMPANY, or to any entity that acquires substantially all of the assets of COMPANY or of any division with respect to which EMPLOYEE is providing services (providing such assignee assumes COMPANY's obligations under this Agreement EMPLOYEE shall, if requested by COMPANY, perform EMPLOYEE's duties and Services, as specified in this Agreement, for the benefit of any subsidiary or other affiliate of COMPANY .  Upon assignment, acquisition, merger, consolidation or reorganization, the term "COMPANY" as used herein shall be deemed to refer to such assignee or successor entity.  EMPLOYEE shall not have the right to assign EMPLOYEE's interest in this Agreement, any rights under this, or any duties imposed under this Agreement, nor shall EMPLOYEE or his spouse, heirs, beneficiaries, executors or administrators have the right to pledge, hypothecate or otherwise encumber EMPLOYEE's right to receive compensation hereunder without the express written consent of COMPANY.

9.            RESOLUTION OF DISPUTES

In the event of any dispute arising out of or in connection with this Agreement or in any way relating to the employment of EMPLOYEE which leads to the filing of a lawsuit, the parties agree that venue and jurisdiction shall be in Santa Barbara County, California.  The prevailing party in any such litigation shall be entitled to an award of costs and reasonable attorneys' fees to be paid by the losing party.

10.          GENERAL PROVISIONS

10.1  Notices.  Notice under this Agreement shall be sufficient only if personally delivered by a major commercial paid delivery courier service or mailed by certified or registered mail (return receipt requested and postage pre-paid) to the other party at its address set forth in the signature block below or to such other address as may be designated by either party in writing (or in the case of EMPLOYEE, the then current address in COMPANY's employment records).  If not received sooner, notices by mail shall be deemed received five (5) days after deposit in the United States mail.

10.2  Agreement Controls.  Unless otherwise provided for in this Agreement, the offer letter, sent to EMPLOYEE by COMPANY and dated September 23, 2007, and the COMPANY's policies, procedures and practices shall govern the relationship between EMPLOYEE and COMPANY.  If, however, any of COMPANY's policies, procedures and/or practices and/or any provisions of the offer letter conflict with this Agreement (together with any amendments hereto), this Agreement (and any amendments hereto) shall control.

10.3  Amendment and Waiver.  Any provision of this Agreement may be amended or modified , and the observance of any provision may be waived (either retroactively or prospectively) only by written consent of the parties.  Either party's failure to enforce any provision of this Agreement shall not be construed as a waiver of that party's right to enforce such provision.

10.4     Governing Law.  This Agreement and the performance hereunder shall be interpreted under the substantive laws of the State of California.

10.5  Force Majeure.  Either party shall be temporarily excused from performing under this Agreement if any force majeure or other occurrence beyond the reasonable control of either party makes such performance impossible, except a Disability as defined in this Agreement, provided that the party subject to the force majeure provides notice of such force majeure at the first reasonable opportunity.  Under such circumstances, performance under this Agreement which related to the delay shall be suspended for the duration of the delay provided the delayed party shall resume performance of its obligations with due diligence once the delaying event subsides.  In case of any such suspension, the parties shall use their efforts to overcome the cause and effect of such suspension.

10.6  Remedies.  EMPLOYEE acknowledges that because of the nature of COMPANY's business, and the fact that the services to be performed by EMPLOYEE pursuant to this Agreement are of a special, unique, unusual, extraordinary, and intellectual character which give them a peculiar value, a breach of this Agreement shall cause substantial injury to COMPANY for which money damages cannot reasonably be ascertained and for which money damages would be inadequate.  EMPLOYEE therefore agrees that COMPANY shall have the right to obtain injunctive relief, including the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, in addition to any other remedies that COMPANY may have.

10.7  Severability.  If any term, provision, covenant, paragraph, or condition of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction, that provision shall be limited or eliminated to the minimum extent necessary so this Agreement shall otherwise remain enforceable in full force and effect.

10.8  Construction.  Headings and captions are only for convenience and shall not affect the construction or interpretation of this Agreement.  Whenever the context requires, words, used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include the masculine, feminine, or neuter gender.

10.9  Counterpart Copies.  This Agreement may be signed in counterpart copies, each of which shall represent an original document, and all of which shall constitute a single document.

10.10 No Adverse Construction.  The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.

10.11 Entire Agreement.  With respect to its subject matter, namely, the employment by COMPANY of EMPLOYEE, this Agreement (including the documents expressly incorporated therein, such as the Employee Confidentiality Agreement AND OFFER LETTER), contains the entire understanding between the parties, and supersedes any prior agreements, understandings, and communications between the parties, whether oral, written, implied or otherwise.

10.12 Assistance of Counsel.  EMPLOYEE expressly acknowledges that he was given the right to be represented by counsel of his own choosing in connection with the terms of this Agreement.

The parties execute this Agreement as of the date stated below:

EMPLOYEE/DATE	MENTOR CORPORATION/DATE
/s/Michael O'Neill 11/13/07 MICHAEL O'NEILL/Date	By: /s/Joshua H. Levine 11/13/07 Joshua Levine/Date President/CEO Mentor Corporation

NOTICE ADDRESS:	NOTICE ADDRESS: 201 Mentor Drive Santa Barbara, CA 93111